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                                                                   EXHIBIT 99.1

NEWS                                                                  [AIG LOGO]



Contact:   Charlene Hamrah (Investment Community)
           212-770-7074

           Joe Norton (News Media)
           212-770-3144

                        AIG SENDS LETTER TO SHAREHOLDERS


NEW YORK, April 3, 2005 -- American International Group, Inc. (AIG) today announced that Martin J. Sullivan, President and Chief Executive Officer, has sent the following letter to AIG shareholders:

April 3, 2005

Dear Fellow Shareholder:

         I want you to know that our Board of Directors and the new management team are taking numerous actions in connection with ongoing regulatory inquiries and internal reviews.

         We have been working closely with regulators and other authorities to ensure that everyone throughout the organization complies with AIG's policy of full cooperation with all investigative efforts, both internal and external. Among other things, AIG has been briefing the authorities on the progress of its internal review, providing documents and information, and assisting in making company personnel available as necessary.

         AIG has worked diligently to protect and preserve relevant documents, and will provide them to the authorities as requested. Recently, AIG became aware of efforts to remove documents and information from its Bermuda building without AIG's permission. AIG immediately brought these incidents to the attention of the relevant authorities. AIG has been cooperating with the New York Attorney General and the Securities and Exchange Commission with regard to document security in New York, Bermuda, Ireland, and other locations. As previously disclosed, one individual in Bermuda was terminated for failure to cooperate with AIG's review, and several other AIG employees in Bermuda have resigned.

         We are working around the clock to complete our internal review as quickly and thoroughly as possible. AIG will continue to cooperate fully with all relevant authorities in their investigations. This includes terminating the employment of any AIG employee who does not cooperate with the internal review and external investigations.

         We are committed to improving transparency and corporate governance, and we want to have an open and constructive dialogue with our regulators. At the same time, it is unfortunate that current circumstances have obscured the reality that AIG's unique global franchise is sound, our financial position is solid, and cash flow remains strong. Most important, our managers and employees around the world have stayed focused on the business, demonstrating remarkable resilience, integrity, and commitment under challenging circumstances, thus meriting the continued confidence of our customers, agents, and producers.

         I am convinced that the process we have under way will make AIG a stronger and better company for the future. It will also enable AIG to protect its reputation and continue to play a leading role in global insurance as the industry moves to make necessary changes.

                                                 Sincerely,

                                                 Martin J. Sullivan


         This release is not intended to and does not constitute an update to AIG's press release of March 30, 2005. AIG anticipates updating that release with further public disclosure in its Annual Report on Form 10-K or otherwise if appropriate.

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Forward-Looking Statements

         This press release contains forward-looking statements. Please refer to the AIG Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 and AIG's past and future filings and reports filed with the Securities and Exchange Commission for a description of the business environment in which AIG operates and the important factors that may affect its business. AIG is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether a result of new information, future events or otherwise.


                                     # # #

         American International Group, Inc. (AIG) is the world's leading international insurance and financial services organization, with operations in more than 130 countries and jurisdictions. AIG member companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In the United States, AIG companies are the largest underwriters of commercial and industrial insurance and AIG American General is a top-ranked life insurer. AIG's global businesses also include retirement services, financial services and asset management. AIG's financial services businesses include aircraft leasing, financial products, trading and market making. AIG's growing global consumer finance business is led in the United States by American General Finance. AIG also has one of the largest U.S. retirement services businesses through AIG SunAmerica and AIG VALIC, and is a leader in asset management for the individual and institutional markets, with specialized investment management capabilities in equities, fixed income, alternative investments and real estate. AIG's common stock is listed in the U.S. on the New York Stock Exchange and ArcaEx, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

                                     # # #

                       American International Group, Inc.
                       70 Pine Street, New York, NY 10270